Exhibit 99.1

HOUSTON AMERICAN ENERGY ANNOUNCES
FIRST QUARTER 2010 FINANCIAL RESULTS
-- Company Declares Quarterly Dividend of $.005 per Share --

Houston, Texas – May 7, 2010 – Houston American Energy Corp. (Nasdaq: HUSA) today reported its financial results for the quarter ended March 31, 2010.

The Company reported net income for the three months ended March 31, 2010 of $808,716, or $0.03 per share, on revenues of $4,241,395, as compared to a loss of $1,478,320, or ($0.05) per share, on revenues of $445,142 for the three months ended March 31, 2009.  The increase in revenue for the quarter was primarily attributable to increased volumes in our Colombia operations coupled with increased commodity prices realized in the 2010 quarter as compared to 2009.

Mr. John F. Terwilliger, President and Chairman of Houston American Energy, stated, “Houston American Energy’s oil and gas revenues in the first quarter showed a 853% improvement over the first quarter of 2009, and production showed an 326% improvement versus the volumes sold during the first quarter of 2009.  Our success in bringing new wells onto production and improvement in commodity pricing has fueled our strong bounce back in production and in operating results from the 2009 quarter when severely depressed commodity prices resulted in a temporary cessation of production from the majority of our wells in Colombia.  Continuing that trend, the second quarter of this year is off to a great start as well, such that oil and gas revenues achieved just in April are over 2 times the revenue Houston American earned for the entire second quarter of 2009.  Also, I feel it is important to point out that we spent over $4,000,000 in the first quarter on our oil and gas properties, yet our cash balances have slightly grown to more than $14.05 million as of the date of this release, exceeding our year-end 2009 cash balances.  I am very pleased with the achievements in our cost controls, revenue growth and the improvements in liquidity made so far this year.  In the very near term we expect to report the results of previously announced efforts to market a portion of our Colombian assets.”

In view of the Board of Directors’ confidence in the outlook for Houston American Energy, a dividend of $0.005 per share has been declared for shareholders of record as of May 26, 2010 with a payment date of June 16, 2010.

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is an independent energy company with interests in oil and natural gas wells and prospects. The company's business strategy includes a property mix of producing and non-producing assets with a focus on Texas, Louisiana and Colombia. Additional information can be accessed by reviewing our Form 10-Q and other periodic reports filed with the Securities and Exchange Commission which can be found on our website at www.houstonamericanenergy.com.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding the company’s ability to increase its production sales volumes, revenues and profitability in future periods, its ability to identify, finance, acquire and operate assets and operations on favorable terms, or at all, and the ultimate proceeds, if any, that may be received from current efforts to sell a portion of the company’s Colombian assets. Those statements, and Houston American Energy Corp., are subject to a number of risks, including the potential changes in price based on operations and fluctuations in oil prices, changes in market conditions and other factors, effects of government regulation, and the ultimate results derived from our projects and our efforts to identify, finance and consummate the acquisition of assets and operations. These and other risks are described in the company's documents and reports that are available from the company and the United States Securities and Exchange Commission.

For additional information, view the company's website at www.houstonamericanenergy.com or contact the Houston American Energy Corp. at (713) 222-6966.